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Exhibit 4.7(E)

        February 12, 2002

MPC Natural Gas Funding Trust c/o Wilmington Trust Company 1100 North Market Street Wilmington, Delaware 19890 Attn: Corporate Trustee Administration
with a copy to: U.S. Bank National Association 100 Wall Street, Suite 1600 New York, New York 10005
Attention:	Edward F. Kachinski Vice President U.S. Bank Corporate Trust Services

Ladies and Gentlemen:

        Reference is made to the proposed merger (the "Merger") of The Montana Power Company, a Montana corporation ("MPC"), into The Montana Power, L.L.C., a Montana limited liability company ("MPC LLC"), which Merger is expected to be completed on or about the date hereof.

        As required by Section 5.02 of the Transition Property Purchase and Sale Agreement, dated as of December 22, 1998, between MPC Natural Gas Funding Trust (the "Trust"), and MPC (such agreement, the "Property Purchase Agreement") and by Section 6.03 of the Transition Property Servicing Agreement, dated as of December 22, 1998, between the Issuer and MPC (the "Servicing Agreement"), MPC LLC hereby assumes all obligations and agrees to perform every obligation of MPC under each of the Property Purchase Agreement and the Servicing Agreement as successor to MPC under such agreements.

THE MONTANA POWER, L.L.C.
By:	/s/ PATRICK T. FLEMING Name: Patrick T. Fleming Title: V.P., General Counsel & Secretary

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  Exhibit 4.7(E)